Exhibit 10.2

Execution Version

FOUNDERS STOCK AGREEMENT

This FOUNDERS STOCK AGREEMENT, dated as of July 28, 2021 (this “Agreement”), is by and among Spartan Acquisition Corp. III, a Delaware corporation (“Spartan”), and Spartan Acquisition Sponsor III LLC, a Delaware limited liability company (“Sponsor”), Jan C. Wilson and John M. Stice (together with Sponsor, each, a “Founder” and, collectively, the “Founders”), each of which own Class B common stock of Spartan, par value $0.0001 per share (“Class B Common Stock”).

WHEREAS, Spartan, Athena PubCo B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Newco”), Athena Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Madeleine Charging B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Madeleine Charging”), Allego Holding B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Allego”), and, solely with respect to the sections specified therein, E8 Partenaires, a French societe par actions simplifee

(“E8 Investor”), propose to enter into, simultaneously herewith, a Business Combination Agreement and Plan of Reorganization (the “BCA”);

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA; and

WHEREAS, as of the date hereof, each Founder is the record owner of the number of shares of Spartan Common Stock and Spartan Warrants as set forth opposite such Founder’s name on Exhibit A hereto (all such shares of Spartan Common Stock and Spartan Warrants and any shares of Spartan Common Stock and Spartan Warrants of which ownership of record or the power to vote, if applicable, is hereafter acquired by the Founders prior to the termination of this Agreement being referred to herein as the “Securities”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Founders (severally, and not jointly or jointly and severally) and Spartan hereby agree as follows:

1. Waiver of Anti-Dilution Provision. Subject to, and effective immediately prior to, the Closing, each Founder hereby irrevocably waives, to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Spartan, dated February 8, 2021 (as it may be amended from time to time, the “Certificate of Incorporation”), any and all rights such Founder has or will have with respect to the adjustment to the initial conversion ratio provided by Section 4.3(b)(ii) of the Certificate of Incorporation. The waiver specified in this Section 1 shall be applicable only in connection with the transactions contemplated by the BCA and this Agreement and shall be void and of no force and effect if the BCA shall be validly terminated for any reason. Without limitation of the foregoing, in connection with the Closing, each Founder hereby acknowledges and agrees that, pursuant to Section 4.3(b) of the Certificate of Incorporation and Section 3.01 of the BCA, each share of Class B Common Stock held by such Founder shall convert into one share of Spartan Class A Common Stock at the Effective Time.

2. Letter Agreement; Cooperation. The Founders and Spartan have previously entered into that certain letter agreement dated February 8, 2021 in connection with the initial public offering of Spartan (as amended, the “Letter Agreement”). Each Founder hereby agrees (severally, and not jointly or jointly and severally) that he, she or it, as applicable, shall (a) comply with, and fully perform all of such Founder’s obligations, covenants and agreements set forth in paragraph 1 of the Letter Agreement and (b) use his, hers or its, as applicable, reasonable best efforts to consummate the Transactions.

3. Interim Period Lock-Up.

(a) Notwithstanding anything to the contrary in the Letter Agreement, each Founder agrees that, prior to the earlier of the Closing and any termination of the BCA in accordance with its terms, he, she or it, as applicable, shall not Transfer (as defined the Letter Agreement) any shares of Spartan Common Stock or Spartan Warrants held by him, her or it, as applicable.

(b) Nothwithstanding anything to the contrary in Section 3(a) above, the restrictions specified in Section 3(a) (i) shall be void and of no force and effect if the BCA shall be terminated for any reason and (ii) shall not prohibit the Transfer of any shares of Spartan Common Stock or Spartan Warrants (A) to Spartan’s officers or directors, any affiliates or family members of any of Spartan’s officers or directors, any members of the Sponsor or their affiliates, or any affiliates of the Sponsor; (B) in the case of an individual, by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by virtue of the laws of the state of Delaware or the Sponsor’s operating agreement upon dissolution of the Sponsor; (F) by private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which the securities were originally purchased; or (G) in the event of Spartan’s liquidation prior to the consummation of the Transactions; provided, however, that in the case of clauses (A) through (F), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the restrictions contained in the Letter Agreement (including provisions therein relating to voting, the Trust Account and liquidating distributions).

4. Representations and Warranties of Founders. Each Founder, severally, and not jointly or jointly and severally, represents and warrants as follows:

(a) The execution, delivery and performance by such Founder of this Agreement and the consummation by such Founder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Founder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Securities (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the organizational documents of such Founder) or (iv) conflict with, violate or result in a breach of or constitute a default under any provision of such Founder’s organizational documents (if such Founder is an entity) or any agreement to which such Founder is a party.

(b) As of the date of this Agreement, such Founder (i) owns exclusively of record and has good, valid and marketable title to the Securities set forth opposite the Founder’s name on Exhibit A free and clear of any and all Liens, options, rights of first refusal and limitations on such Founder’s voting rights (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the organizational documents of such Founder), if any, (ii) has the sole power (as currently in effect) to vote, if applicable, and the full right, power and authority to sell, transfer and deliver such Securities, and the power to agree to all of the matters applicable to such Founder set forth in this Agreement and (iii) as of the date of this Agreement, except as may be provided pursuant to the BCA, such Founder does not own any rights to purchase or acquire, directly or indirectly, any other Securities.

(c) Such Founder has the full power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Founder.

(d) Each Founder hereby acknowledges that such Founder has read the BCA and this Agreement and has had the opportunity to consult with such Founder’s tax and legal advisors. Each Founder shall be bound by and comply with Section 7.3 (Access to Information; Confidentiality) of the BCA (and any relevant definitions contained in any such Sections) as if such Founder was an original signatory to the BCA with respect to such provisions, mutatis mutandis.

5. Termination. This Agreement and the obligations of the parties under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time, (b) the valid termination of the BCA in accordance with its terms prior to the Effective Time and (c) the mutual written agreement of Allego and the Sponsor.

6. Miscellaneous.

(a) All notices, requests, claims, demands and other communications to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (i) notices to Spartan being sent to the address set forth therein, in each case with all copies as required thereunder and (ii) notices to each Founder being sent to the address set forth opposite such Founder’s name on Exhibit A under the heading “Address.”

(b) This Agreement, together with the BCA to the extent referenced herein, the Letter Agreement, and the other agreements entered into by the Founders in connection with the initial public offering of Spartan constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c) No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and Allego, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

(d) Allego is an express third party beneficiary of this Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if Allego was a party hereto.

(e) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(f) This Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 9.04 (Amendment) (provided that, for the avoidance of doubt, no amendment to the terms hereof shall be made without the prior written consent of Allego), 9.05 (Waiver), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.09 (Counterparts), and 10.10 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPARTAN ACQUISITION SPONSOR III LLC

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

Signature Page to Founders Stock Agreement

/s/ Jan C. Wilson
Jan C. Wilson

/s/ John M. Stice
John M. Stice

Signature Page to Founders Stock Agreement

Acknowledged and agreed to by:

SPARTAN ACQUISITION CORP. III

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

Signature Page to Founders Stock Agreement

EXHIBIT A

The Founders

Founder	Shares of Spartan Class A Common Stock	Shares of Class B Common Stock	Spartan Warrants	Address
Spartan Acquisition Sponsor III LLC	—	13,700,000	9,360,000	9 West 57th Street, 43rd Floor New York, NY 10019
Jan C. Wilson	—	50,000	—	9 West 57th Street, 43rd Floor New York, NY 10019
John M. Stice	—	50,000	—	9 West 57th Street, 43rd Floor New York, NY 10019